Exhibit 10.1

HIGH TRAIL CAPITAL LP
80 River Street, Suite 4C
Hoboken, NJ 07030

February 27, 2024

Bionano Genomics, Inc.
9540 Towne Centre Drive, Suite 100
San Diego, CA 92121
Attn: R. Erik Holmlin

Re:          Agreement to Redeem Senior Secured Convertible Notes due 2025

To the addressees set forth above:

Reference is made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of October 11, 2023, by and between Bionano Genomics, Inc., a Delaware corporation (the “Company”), and High Trail Special Situations LLC (the “Holder”) pursuant to which the Company issued (i) $45,000,000 in aggregate principal amount of Initial Registered Notes and (ii) $35,000,000 in aggregate principal amount of Initial Private Placement Notes.  Terms used but not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement.

For valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
The Company and the Holder are executing and delivering this letter agreement (this “Agreement”) with respect to the Initial Private Placement Note in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the 1933 Act and Rule 506(b) of Regulation D. The Company and the Holder are executing and delivering this Agreement with respect to the Initial Registered Note in reliance upon the Registration Statement and the Prospectus Supplement.

2.
On March 1, 2024, or as soon as possible thereafter but not to be later than March 5, 2024 (the “Closing Date”), the Company shall redeem (i) the entire outstanding principal amount of $17,000,000 under the Initial Private Placement Note from the Holder at a redemption price of 115% for a total redemption payment of $19,550,000 (the “First Redemption”), whereupon the Initial Private Placement Note will be canceled (provided, however, that such cancelation of the Initial Private Placement Note shall not be effective unless and until the Holder receives the Initial Private Placement Note Retirement Fee (as defined below) from the Company in accordance with Section 4 hereof), and (ii) $10,663,000 of the outstanding principal amount under the Initial Registered Note from the Holder at a redemption price of 115% for a total redemption payment of $12,262,450 (the “Second Redemption” and together with the First Redemption, the “Redemptions”). For the avoidance of doubt, immediately following the Redemptions, there shall be $24,337,000 in aggregate principal amount of Initial Registered Notes then remaining.

3.
Concurrently with the Redemptions, the Company shall deliver to the Holder fully executed copies of an amendment to the Initial Registered Note, in the form attached hereto as Exhibit A (the “Initial Registered Note Amendment”). The Initial Registered Note Amendment shall become effective upon the completion of the Redemptions, the payment by the Company of the Retirement Fee (in accordance with Section 4 hereof) and the payment by the Company of the reasonable and documented out-of-pocket expenses and costs of the Holder (in accordance with Section 5 hereof).

4.
On the Closing Date, the Company shall pay the Holder the Retirement Fee (as defined in the Initial Private Placement Note) with respect to the redemption of the Initial Private Placement Note, by wire transfer of immediately available funds; provided, however, that notwithstanding anything contained in the Initial Private Placement Note to the contrary, the Company and the Holder agree that such Retirement Fee shall be in the amount of $3,187,500 (the “Initial Private Placement Note Retirement Fee”).

5.
On the Closing Date, the Company shall promptly pay all reasonable and documented out-of-pocket expenses and costs of the Holder (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for the Holder) in connection with the preparation, negotiation, execution and approval of this Agreement and the transactions contemplated hereby.

6.
By no later than 9:15 a.m., New York City time on the date hereof (or, if this Agreement is executed after such time, no later than 9:15 a.m. the following day), the Company shall file a Current Report on Form 8-K disclosing all the material terms of the transactions contemplated by this Agreement (the “Form 8-K”).  From and after the issuance of the Form 8-K, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents and neither the Holder nor any of its officers, directors, employees or agents shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries.

7.	In the event that the transactions contemplated hereby are not consummated by the Closing Date, the Holder may terminate this Agreement by written notice to the Company.

The agreement set forth in this Agreement is limited to the extent specifically set forth above and shall in no way serve to amend or waive compliance with any terms, covenants or provisions of the Securities Purchase Agreement or the Notes, other than as expressly set forth above.

Any breach of the terms and conditions of this Agreement will constitute an Event of Default under and as defined by the Notes.

[Signature Pages Follow]

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Very truly yours,

BIONANO GENOMICS, INC.

By:	/s/ R. Erik Holmlin
Name:	R. Erik Holmlin
Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

AGREED AND ACCEPTED:

HIGH TRAIL SPECIAL SITUATIONS LLC

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory

[Signature Page to Letter Agreement]

Exhibit A

Amendment to Initial Registered Note

[Omitted pursuant to Item 601(a)(5) of Regulation S-K]